SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

RENOVIS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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RENOVIS, INC.

Two Corporate Drive

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 5, 2006

To the Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Renovis, Inc. will be held on June 5, 2006, at 1:00 p.m. Pacific time, at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California, for the following purposes:

•	to elect two directors to hold office until the 2009 annual meeting of stockholders or until the election and qualification of their respective successors;

•	to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year 2006; and

•	to transact any other business which is properly brought before the meeting or any adjournment or postponement thereof.

Please refer to the attached proxy statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

Stockholders of record at the close of business on April 13, 2006 are entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. You may inspect a complete list of stockholders eligible to vote at the meeting at our offices during the ten days prior to the meeting. All stockholders are cordially invited to attend the annual meeting.

By order of the Board of Directors:

Alan C. Mendelson Secretary

April 25, 2006

Two Corporate Drive

South San Francisco, California 94080

RENOVIS, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

June 5, 2006

INTRODUCTION

General

This proxy statement is furnished to our stockholders in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco on June 5, 2006 at 1:00 p.m. Pacific time, and at any adjournments or postponements of the annual meeting.

This solicitation is made on behalf of our Board of Directors and we will pay the costs of solicitation. Our directors, officers and employees may also solicit proxies by telephone, telegraph, fax or personal interview. We will not pay any additional compensation to directors, officers or other employees for such services but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to our stockholders.

A copy of our Annual Report to Stockholders for the year ended December 31, 2005, this proxy statement and accompanying proxy card will be first mailed to stockholders on or about May 8, 2006.

Our principal executive offices are located at Two Corporate Drive, South San Francisco, California 94080, telephone (650) 266-1400.

Quorum and Voting Requirements

Our outstanding common stock constitutes the only class of securities entitled to vote at the meeting. Stockholders of record of our common stock at the close of business on April 13, 2006 are entitled to notice of, and to vote at, the meeting. On that date, 29,142,166 shares of our common stock were issued and outstanding. The presence at the meeting, in person or by proxy, of a majority of those shares will constitute a quorum. Each share of common stock is entitled to one vote.

There are no statutory or contractual rights of appraisal or similar remedies available to stockholders in connection with any matter to be acted on at the meeting.

A proxy card is enclosed for your use. We ask that you sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if you mail it in the United States, or alternatively you may vote via telephone or on-line. Instructions for telephone or on-line voting are included with the enclosed proxy card.

The election of the director nominees requires a plurality of the votes cast for the election of directors; accordingly, the directorships to be filled at the annual meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, by checking the appropriate box on your proxy card you may cast your votes in favor of, or withhold your votes with respect to, some or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting for Proposal Nos. 1 and 2. With respect to any other business that may properly come before the meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in determining whether a matter has been approved. Because an abstention or broker non-vote is not treated as a “vote” for or against a particular matter, it will generally not have any impact on a proposal.

Stockholders of record may vote by either completing and returning the enclosed proxy card prior to the meeting, voting in person at the meeting, voting by telephone, voting on-line as described in the enclosed proxy card or submitting a signed proxy card at the meeting.

Your vote is important. Accordingly, please sign and return the accompanying proxy card or vote by telephone or on-line whether or not you plan to attend the meeting in person.

You may revoke your proxy at any time before it is actually voted at the meeting by:

•	delivering written notice of revocation to our Chief Financial Officer, c/o Renovis, Inc., Two Corporate Drive, South San Francisco, California 94080;

•	submitting a later dated proxy; or

•	attending the meeting and voting in person.

Your attendance at the meeting will not, by itself, constitute revocation of your proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial owner but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the record holder in accordance with your instructions.

All votes cast at the meeting will be tabulated by the persons appointed by us to act as inspectors of election for the meeting.

PROPOSAL NO. 1:

ELECTION OF NOMINEES TO BOARD OF DIRECTORS

General Information

Our Amended and Restated Bylaws, or Bylaws, provide for three classes of directors that serve staggered terms of one, two or three years as is designated at the time of a director’s election. In accordance with our Amended and Restated Certificate of Incorporation and Bylaws, the Board of Directors may fill existing vacancies on the Board of Directors by appointment. The current vacancy on the Board of Directors was filled with the appointment of Judith A. Hemberger, Ph.D., on July 20, 2005. Our Nominating and Governance Committee identified Dr. Hemberger as a candidate for our Board of Directors based on her extensive experience as an executive in the pharmaceutical and biotechnology industries and determined that her background and expertise satisfied the Nominating and Governance Committee’s criteria for directors. There are currently three Class I directors, whose terms expire at the annual stockholders’ meeting in 2007, and three Class II directors, whose terms expire at the annual stockholders’ meeting in 2008. The term of office of the Class III directors will expire in 2006, and two nominees for director are to be elected as Class III directors. The two nominees are Anthony B. Evnin, Ph.D., and Judith A. Hemberger, Ph.D., each of whom currently serves as a Class III director and was previously appointed by the Board of Directors. The Nominating and Governance Committee recommended to the Board of Directors that Dr. Evnin and Dr. Hemberger be nominated for election to this class, each for a three-year term ending on the date of the annual meeting in 2009 or until a successor is duly elected or appointed. Proxies cannot be voted for more than two persons.

Each nominee for director has consented to being named in this proxy statement and has indicated his or her willingness to serve if elected. Proxies received by us will be voted for the nominees. Although we do not anticipate that any nominee will be unavailable for election, if a nominee is unavailable for election, we will vote the proxies for any substitute nominee we may designate.

Each nominee for election to the Board of Directors currently serves as one of our directors and has continually served as a director since the date such person initially became a director, which is set forth below. The following table sets forth information as of March 1, 2006 with respect to our directors, including two persons nominated for election at the meeting.

Name of Nominee or Director	Age	Position	Director Since
John P. Walker(1)(2)	57	Chairman of the Board of Directors	2002
Corey S. Goodman, Ph.D.	54	President and Chief Executive Officer, Director	2001
Bruce L.A. Carter, Ph.D.(1)(4)	62	Director	2005
Nancy M. Crowell(3)	57	Director	2001
Anthony B. Evnin, Ph.D.(3)	65	Director	2000
John H. Friedman(2)	52	Director	2003
Judith A. Hemberger, Ph.D.(3)(5)	58	Director	2005
Edward E. Penhoet, Ph.D.(1)	65	Director	2000

(1)	Member of the Nominating and Governance Committee
(2)	Member of the Audit Committee
(3)	Member of the Compensation Committee
(4)	Bruce L.A. Carter, Ph.D., was appointed to the Board of Directors on April 23, 2005
(5)	Judith A. Hemberger, Ph.D., was appointed to the Board of Directors on July 20, 2005

The principal occupations and positions for at least the past five years of our directors and director nominees are as follows:

Class III Nominees for Election to the Board of Directors for a Three-Year Term Ending in 2009

Anthony B. Evnin, Ph.D., has been a member of our Board of Directors since July 2000. Dr. Evnin is a Managing General Partner of Venrock Associates, a venture capital firm, where he has been a Partner since 1975.

Dr. Evnin received an A.B. in Chemistry from Princeton University and a Ph.D. in Chemistry from the Massachusetts Institute of Technology. In addition to Renovis, Dr. Evnin is a member of the board of directors of Coley Pharmaceutical Group, Inc., Icagen, Inc., Memory Pharmaceuticals Corp. and Sunesis Pharmaceuticals Incorporated, each a biopharmaceutical company, as well as several private companies.

Judith A. Hemberger, Ph.D., has been a member of our Board of Directors since July 2005. Dr. Hemberger recently announced her retirement from Pharmion Corporation, effective April 1, 2006, where she was a co-founder and served as its Executive Vice President and Chief Operating Officer and a director since its inception in 2000. From 1997 to 1999, she worked as a consultant to various healthcare companies. During this period she also served as a Senior Vice President of Business Development at AVAX Technologies, Inc., a vaccine technology company. From 1979 through 1997, Dr. Hemberger worked at Marion Laboratories and successor companies Marion Merrell Dow and Hoechst Marion Roussel. She led a number of strategic functions including Professional Education, Global Regulatory Affairs, Global Medical Affairs and Commercial Development. Her final role in the company was Senior Vice President of Global Drug Regulatory Affairs. Dr. Hemberger received a B.S. in biology and chemistry from Mount St. Scholastica College (St. Benedictine College), a Ph.D. in Pharmacology from University of Missouri and an M.B.A. from Rockhurst College. Dr. Hemberger currently serves on the board of directors of Perrigo Company, ZymoGenetics, Inc. and Myogen, Inc.

Class I Directors Continuing in Office Until the Annual Meeting of Stockholders in 2007

Corey S. Goodman, Ph.D., has served as our President and Chief Executive Officer and a Director since September 2001 and is a co-founder of Renovis. From 1987 to 2001, Dr. Goodman was a professor at the University of California, Berkeley, most recently as the Evan Rauch Professor of Neuroscience, the Director of the Wills Neuroscience Institute and an Investigator with the Howard Hughes Medical Institute. From 1979 to 1987, Dr. Goodman was on the faculty of Stanford University. Dr. Goodman is a member of the National Academy of Sciences, American Academy of Arts and Sciences and the American Philosophical Society. Dr. Goodman’s honors include the Alan T. Waterman Award in 1983, the Gairdner Award in 1997 and the March-of-Dimes Prize in Developmental Biology in 2001. Dr. Goodman is Chair of the National Research Council’s Board of Life Sciences and President of the McKnight Endowment Fund for Neuroscience. Dr. Goodman co-founded Exelixis, Inc., a biotechnology company, in 1994. Dr. Goodman received a B.S. in Biology from Stanford University, a Ph.D. in Neurobiology from the University of California, Berkeley and was a postdoctoral fellow at the University of California, San Diego. In addition to Renovis, Dr. Goodman is a member of the board of directors of a private information technology company.

Bruce L.A. Carter, Ph.D., has been a member of our Board of Directors since April 2005. Since April 2005, Dr. Carter has been the Chairman of ZymoGenetics, Inc., a biotherapeutic company, and since April 1998, President and Chief Executive Officer of the company. From 1994 to April 2000, Dr. Carter was Corporate Executive Vice President and Chief Scientific Officer for Novo Nordisk A/S, the former parent company of ZymoGenetics. From 1994 to December 1998, Dr. Carter served as Chairman of ZymoGenetics and, from 1988 to 1994, served as President of the company. He joined ZymoGenetics in 1986 as Vice President of Research and Development. From 1982 to 1986, Dr. Carter held various positions at G.D. Searle & Co., Ltd., a British pharmaceutical company, including Head, Molecular Genetics. From 1975 to 1982, he was a Lecturer at Trinity College, University of Dublin. Dr. Carter currently serves on the board of Biotechnology Industry Organization (BIO). Dr. Carter received a B.S. in Botany from the University of Nottingham and a Ph.D. in Microbiology from Queen Elizabeth College, University of London. In addition to Renovis, Dr. Carter is a member of the board of directors of Epigenomics A.G., ZymoGenetics and Ark Therapeutics, as well as certain private companies.

Edward E. Penhoet, Ph.D., served as Chairman of our Board of Directors from January 2000 until November 2005 and is a co-founder of Renovis. Since September 2004, Dr. Penhoet has served as President of the Gordon and Betty Moore Foundation. From July 2002 to September 2004, he served as its Chief Program Officer, Science and Higher Education. Since September 2000, Dr. Penhoet has been a director of Alta Biopharma Partners II, LLC, a venture capital firm. He served as Dean of the School of Public Health at the

University of California, Berkeley from July 1998 to July 2002. From May 1998 to February 2001, Dr. Penhoet served as Vice Chairman of the Board of Chiron Corporation, a biotechnology company, which he co-founded in 1981. From 1981 to May 1998, he served as President, Chief Executive Officer and a director of Chiron. From 1971 to 1981, he was a faculty member in the Department of Biochemistry at the University of California, Berkeley. In December 2004, Dr. Penhoet was appointed Vice Chairman of the Independent Citizen’s Oversight Committee of the California Institute of Regenerative Medicine. Dr. Penhoet received a B.A. in Biology from Stanford University and a Ph.D. in Biochemistry from the University of Washington. In addition to Renovis, Dr. Penhoet is a member of the board of directors of Chiron and ZymoGenetics, as well as certain private companies.

Class II Directors Continuing in Office Until the Annual Meeting of Stockholders in 2008

Nancy M. Crowell has been a member of our Board of Directors since December 2001. From May 2000 through December 2005, Ms. Crowell served as a Partner of Flagship Ventures, a venture capital firm, and was a founding General Partner of Flagship Ventures’ Applied Genomic Technology Capital Fund. Prior to joining Flagship Ventures in 2000, Ms. Crowell was a Partner and Managing Director at Cowen & Company (now SG Cowen Securities Corporation) from 1989 to 1999. Ms. Crowell founded and managed Cowen’s healthcare investment banking practice. Prior to joining Cowen, Ms. Crowell held various investment banking and research positions at Robert Fleming Inc., Dean Witter Reynolds, Inc., Merrill Lynch & Co., Inc. and Citibank International. Ms. Crowell received a B.A. in Psychology from Wellesley College and an M.B.A. from the Haas School of Business at the University of California, Berkeley. In addition to Renovis, Ms. Crowell is a member of the board of directors of Cell Genesys, Inc., a biotechnology company.

John H. Friedman has been a member of our Board of Directors since August 2003. Mr. Friedman is the Managing Partner of Easton Hunt Capital Partners, L.P., a private investment firm founded by Mr. Friedman in 1999. Since 1991, Mr. Friedman has also been the President of Easton Capital Corp., a private investment firm. From 1989 to 1991, Mr. Friedman was the founder and Managing General Partner of Security Pacific Capital Investors, a private investment firm. Prior to joining Security Pacific, Mr. Friedman was a Managing Director and Partner at E.M. Warburg, Pincus & Co., Inc., where he was employed from 1981 to 1989. From 1978 to 1980, Mr. Friedman was an attorney with Sullivan & Cromwell LLP and during 1980 he was employed at Shearson Loeb Rhoades. Mr. Friedman received a B.A. in History from Yale College and a J.D. from Yale Law School. In addition to Renovis, Mr. Friedman is Co-Chairman of the Cold Spring Harbor Lab’s President’s Council and a member of the board of directors of Comverse Technology, Inc., a telecommunications equipment company, YM BioSciences, Inc., a biotechnology company, Conor Medsystems, Inc., a drug delivery technology company, and Acorda Therapeutics, a biotechnology company, as well as several private companies.

John P. Walker has been a member of our Board of Directors since December 2002, served as Vice Chairman of our Board of Directors from July 2004 to November 2005 and was appointed Chairman of our Board of Directors in November 2005. Since 2001, Mr. Walker, acting as a consultant and investor, has served as an Investment Advisor to MDS Capital Corp., Interim Chief Executive Officer of KAI Pharmaceuticals, Chairman and Interim Executive Officer at Guava Technologies, Chairman and Chief Executive Officer of Bayhill Therapeutics and Chairman and Interim Chief Executive Officer of Centaur Pharmaceuticals, Inc. From 1993 to 2001, he was Chairman, Chief Executive Officer and a director of Axys Pharmaceuticals Inc. and its predecessor company, Arris Pharmaceutical Corporation. Prior to his association with Arris, Mr. Walker was the Chairman and Chief Executive Officer of Vitaphore Corporation, a biomaterials company which was sold to Union Carbide Chemical and Plastics Company Inc. in 1990. From 1971 to 1985, Mr. Walker was employed by American Hospital Supply Corporation in a variety of general management, sales and marketing positions, most recently serving as President of the American Hospital Company. He holds a B.A. in History from the State University of New York at Buffalo and is a graduate of the Advanced Executive Program, J.L. Kellogg Graduate School of Management at Northwestern University. In addition to Renovis, Mr. Walker is a member of the board of directors of Geron Corporation, a biotechnology company, as well as several privately held biotechnology companies.

Board Independence and Corporate Governance

The laws and rules governing public companies and the Nasdaq National Market, or Nasdaq, listing requirements oblige our Board of Directors to determine the independence of its members, discuss certain aspects of its corporate governance and discuss in detail certain aspects of its various committees. Accordingly, our Board of Directors has determined that Dr. Penhoet, Dr. Carter, Ms. Crowell, Dr. Evnin, Mr. Friedman, Dr. Hemberger and Mr. Walker, which individuals constitute a majority of our Board of Directors, are independent (as independence is currently defined by Nasdaq listing standards).

Our Board of Directors has adopted a Compensation Committee Charter, an Audit Committee Charter and a Nominating and Governance Committee Charter, each of which are available on our website at www.renovis.com in the section titled, “Investors” under the subsection titled, “Corporate Governance.”

Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our directors, officers and employees. The code promotes the ethical and honest conduct of our officers and employees and addresses the identification and disclosure of conflicts of interest, the importance of accurate and reliable company records, such as financial records and public reports, and compliance with laws and regulations. The code of conduct is available on our website at www.renovis.com in the section titled, “Investors” under the subsection titled, “Corporate Governance.” Renovis also has standards and guidelines for the conduct of its employees and officers that are set forth in Renovis’ employee handbook. If we make any substantive amendments to the code of conduct or grant any waiver from a provision of the code of conduct to any of our executive officers or directors, we will make them available through our website as they are adopted.

To date we have not adopted a formal process for stockholder communications with our Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by our Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications with our Board of Directors has been excellent. Nevertheless, the Nominating and Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with our Board of Directors and, if adopted, publish it promptly and post it to our website.

The Board of Directors and its Committees

In 2005, our Board of Directors met eight times and acted by written consent one time, and each director attended at least 75% or more of the total meetings of our Board of Directors and of the committees on which they served held during the period of 2005 for which they were a director or committee member, respectively. Currently Renovis does not maintain a formal policy regarding director attendance at the annual meeting of stockholders. Of our incumbent directors, Dr. Carter, Dr. Evnin, Mr. Friedman, Dr. Penhoet and Mr. Walker did not attend our annual meeting of stockholders held in 2005. Dr. Hemberger was not a member of our Board of Directors at the time of our annual meeting of stockholders held in 2005. Our Board of Directors has three standing committees, the Compensation Committee, the Audit Committee and the Nominating and Governance Committee.

Compensation Committee

Our Compensation Committee designs, reviews and makes recommendations to our Board of Directors regarding our compensation plans, policies and programs, especially those regarding executive compensation. Our Board of Directors has adopted a written charter for the Compensation Committee, which is accessible on our company’s website www.renovis.com, in the section titled, “Investors” under the subsection titled, “Corporate Governance.” The Compensation Committee administers our Amended and Restated 2000 Equity Incentive Plan, Amended and Restated 2003 Equity Incentive Plan, Amended and Restated 2003 Stock Plan, 2005 Employment Commencement Incentive Plan, 2006 Employment Commencement Incentive Plan, employment inducement stock options covering a total of 220,760 shares granted to certain newly hired executives in July and August 2004 (the “Employment Inducement Options”) and Corporate Bonus Plan. The

Compensation Committee is comprised of Dr. Evnin, as the Chairperson, Ms. Crowell and Dr. Hemberger. Dr. Penhoet and Mr. Friedman also served on the Compensation Committee from August 2000 and September 2003, respectively, to July 2005, at which time Dr. Hemberger joined the Compensation Committee. All of the members of the Compensation Committee are independent (as independence is defined by Nasdaq listing standards). The Compensation Committee met three times during 2005 and acted by unanimous written consent three times. All members attended each meeting held during the period of 2005 for which they were a committee member. The report of our Compensation Committee is included on page 23 of this proxy statement.

Audit Committee

Our Audit Committee assists our Board of Directors with its oversight responsibilities regarding (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of our internal audit function, if any, and our independent registered public accountants. Our Audit Committee selects our independent registered public accounting firm, approves all fee arrangements with the independent registered public accounting firm, reviews our annual audit and meets with our independent registered public accounting firm to review our internal controls and financial management practices. Our Board of Directors has adopted a written charter for the Audit Committee, which is accessible on our company’s website www.renovis.com, in the section titled, “Investors” under the subsection titled, “Corporate Governance.” The Audit Committee is currently comprised of Dr. Kaneko, as the Chairperson, and Messrs. Friedman and Walker. The Audit Committee met eleven times during 2005. Mr. Walker did not attend one meeting. Our Board of Directors has determined that all three current members of the Audit Committee are “independent” directors, as determined in accordance with Rule 10A-3(b)(1) of the Exchange Act and the current rules of the National Association of Securities Dealers’ listing standards. Our Board of Directors has determined that Dr. Kaneko is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Dr. Kaneko, who is currently a Class III director, is not standing for reelection, and therefore will no longer be a director effective as of the annual meeting of stockholders to be held on June 5, 2006. Renovis anticipates that in connection with the departure of Dr. Kaneko from our Board of Directors at the annual meeting, our Board of Directors will appoint an existing independent director to replace Dr. Kaneko on the Audit Committee. The report of our Audit Committee is included on page 27 of this proxy statement.

Nominating and Governance Committee

Our Nominating and Governance Committee assists our Board of Directors with its responsibilities regarding the identification of individuals qualified to become Board members, the selection of the director nominees for the next annual meeting of stockholders and the selection of director candidates to fill any vacancies on our Board of Directors. The Nominating and Governance Committee is also responsible for developing and recommending our Board of Directors a set of corporate governance guidelines and principles applicable to us. Our Board of Directors has adopted a written charter for the Nominating and Governance Committee, which is accessible on our company’s website www.renovis.com, in the section titled, “Investors” under the subsection titled, “Corporate Governance.” The Nominating and Governance Committee is currently comprised of Dr. Penhoet, as the Chairperson, Dr. Carter and Mr. Walker. Edward M. Scolnick, M.D., also served on the Nominating and Governance Committee from September 2003 until his resignation from our Board of Directors in July 2005, at which time Dr. Carter joined the Nominating and Governance Committee. The Nominating and Governance Committee met twice during 2005. All members attended each meeting held during the period of 2005 for which they were a committee member. Drs. Penhoet and Carter and Mr. Walker are independent members of the Board (as independence is defined by Nasdaq listing standards).

Before recommending an individual to our Board of Directors for Board membership, the Nominating and Governance Committee canvasses the members of our Board of Directors and management team for the names of potential members for our Board of Directors. In 2005, this process resulted in the identification of potential director candidates, including Drs. Carter and Hemberger, who were appointed to our Board of Directors in April 2005 and July 2005, respectively.

The Committee keeps our Board of Directors regularly apprised of its discussions with potential members, and the names of potential members received from its current members, management and stockholders, if the stockholder notice of nomination is timely made. Our Board of Directors has not adopted a fixed set of minimum qualifications for candidates for Board membership. Dr. Carter’s and Dr. Hemberger’s appointments to our Board of Directors were approved by all members of our Board of Directors.

The Nominating and Governance Committee will consider a number of criteria, including some or all of the following factors, in recommending candidates for election to our Board of Directors: (i) experience in corporate governance, such as an officer or former officer of a publicly held company; (ii) experience in the biotechnology industry; (iii) experience as a board member of another publicly held company; and (iv) academic expertise in an area of our operations. However, the Nominating and Governance Committee retains the right to modify these qualifications from time to time. In connection with the appointments of Drs. Carter and Hemberger to our Board of Directors in April 2005 and July 2005, respectively, the Nominating and Governance Committee determined that Drs. Carter and Hemberger satisfied all of its primary criteria and that they were well qualified to serve on our Board of Directors. In the case of a nominee to a board committee, the candidate must also satisfy the independence requirements of Nasdaq listing standards, applicable Securities and Exchange Commission, or SEC, rules and regulations, and those set forth in the corporate governance guidelines and principles applicable to Renovis that have been developed by the Nominating and Governance Committee and approved by our Board of Directors. In addition, nominees for membership on the Nominating and Governance Committee, Audit Committee and Compensation Committee must satisfy the selection criteria specified in the relevant committee charter. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, the operating requirements of Renovis and the long-term interests of stockholders. Given the current needs of our Board of Directors and Renovis, to maintain a balance of knowledge, experience and capability, the Nominating and Governance Committee considers several individual factors, such as the potential member’s area of expertise and the usefulness of that area of expertise to Renovis, the reasonable availability of the potential member, and the potential member’s character and reputation. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to Renovis during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships or transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Governance Committee will determine whether the nominee must be independent for Nasdaq purposes. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating and Governance Committee will consider stockholders’ nominations for directors only if written notice is timely received by the Secretary of Renovis at Renovis, Inc., Two Corporate Drive, South San Francisco, California 94080, in accordance with our Bylaws. To be timely, notice must be received not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting, unless the date of the annual meeting is more than 30 days earlier or more than 30 days later than such anniversary date, in which case notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The Nominating and Governance Committee has not received any recommended nominations from any of Renovis’ stockholders for the 2006 annual meeting.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Director Compensation

The non-employee members of our Board of Directors are reimbursed for travel, lodging and other reasonable expenses incurred in attending Board of Directors or committee meetings. During 2005, members of our Board of Directors received the following cash compensation for attending Board of Directors or committee meetings:

(i) Three Thousand Dollars ($3,000) per calendar quarter for all non-employee members of our Board of Directors for their service as a member of our Board of Directors, plus an additional One Thousand Five Hundred Dollars ($1,500) per calendar quarter for service as Vice Chairman of our Board of Directors or an additional Three Thousand Dollars ($3,000) per calendar quarter for service as Chairman of our Board of Directors, each payable at the end of each calendar quarter; plus

(ii) One Thousand Dollars ($1,000) for each regular or special Board meeting attended by such director in person or by conference telephone; plus

(iii) Six Hundred Twenty Five Dollars ($625) per calendar quarter for each member of the Audit Committee for their service as a member of the Audit Committee, plus an additional Six Hundred Twenty Five Dollars ($625) per calendar quarter for service as Chairperson of the Audit Committee, each payable at the end of each calendar quarter; plus

(iv) Three Hundred Seventy Five Dollars ($375) per calendar quarter for each member of the Compensation Committee for their service as a member of the Compensation Committee, plus an additional Three Hundred Seventy Five Dollars ($375) per calendar quarter for service as Chairperson of the Compensation Committee, each payable at the end of each calendar quarter; plus

(v) Two Hundred Fifty Dollars ($250) per calendar quarter for each member of the Nominating and Governance Committee for their service as a member of the Nominating and Governance Committee, plus an additional Two Hundred Fifty Dollars ($250) per calendar quarter for service as Chairperson of the Nominating and Governance Committee, each payable at the end of each calendar quarter; plus

(vi) For members of the Audit Committee, Compensation Committee and Nominating and Governance Committee, Five Hundred Dollars ($500) for each meeting of each such committee attended by such director in person, and Two Hundred Fifty Dollars ($250) for each meeting of each such committee attended by such director by telephone or videoconference; plus

(vii) Reimbursement for out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors.

Members of our Board of Directors will continue to receive the same level of cash compensation in 2006.

We grant options to purchase shares of our common stock to our directors under our Amended and Restated 2003 Stock Plan, or the 2003 Stock Plan. Under the 2003 Stock Plan, each non-employee director receives an initial grant of options when they join our Board of Directors, and annual grants thereafter on a date determined by our Board of Directors in its discretion, which date shall, to the extent practicable, be consistent with the date on which annual “replenishment” grants of options are made to employees generally, or the Annual Grant Date. Our Board of Directors in its discretion may change the Annual Grant Date from year to year. The initial grant, and each annual grant, gives each non-employee director the right to purchase up to 22,222 shares and 11,111 shares, respectively, of our common stock. The Chairman of our Board of Directors receives an annual grant of the right to purchase 22,222 shares of our common stock. In addition, under the 2003 Stock Plan, our Board of Directors granted John P. Walker, in connection with his service as Vice Chairman of our Board of Directors, the right to purchase up to 16,667 shares of our common stock in 2005. Members of our Board of Directors who are our employees who subsequently retire from Renovis and remain on our Board of Directors will not receive an initial option grant as described above but, to the extent they are eligible, will receive subsequent option grants on each Annual Grant Date. A non-employee director’s initial award vests over a period of two years in equal quarterly installments. Subsequent option grants will vest over a period of twelve (12) months in equal quarterly installments. The exercise price of the options granted to directors will be the fair market value of a share of common stock on the date of grant. The term of each option is ten (10) years from the date the option is granted. Each eligible member of our Board of Directors must continue to serve through the Annual Grant Date in order to receive an automatic option grant. Upon a director’s termination of membership on our Board of Directors, such options remain exercisable for twelve (12) months following such termination of membership on our Board of Directors (or such longer period as our Board of Directors may determine in its discretion on or after the date of grant of such option).

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR THE DIRECTORS

NOMINATED IN THIS PROPOSAL NO. 1.

PROPOSAL NO. 2:

RATIFICATION OF

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the recommendation of our Audit Committee, our Board of Directors has selected Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2006 and has further directed that management submit the selection of Ernst & Young LLP for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements for the fiscal year ended December 31, 2005. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as Renovis’ independent registered public accounting firm is not required by our Bylaws or otherwise. However, our Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and our Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee and our Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

The following table sets forth the aggregate fees billed or to be billed by Ernst & Young LLP for the following services during fiscal years 2005 and 2004:

	Fiscal Year Ended
	2005	2004
Audit fees(a)	$561,325	$179,496
Audit-related fees	—	—
Tax fees(b)	15,500	14,200
All other fees(c)	2,000	1,500

Total fees	$578,825	$195,196

(a)	2005 audit fees included fees for the audits of our annual financial statements and internal control over financial reporting included in our Form 10-K, timely quarterly reviews of our financial statements for fiscal 2005, registration statement on Form S-3 in connection with our public offering of common stock, and issuance of consents and review of documents filed with the SEC. 2004 audit fees included fees for the audit of our annual financial statements included in our Form 10-K, timely quarterly reviews of our financial statements for fiscal 2004 and issuance of consents and review of documents filed with the SEC.
(b)	Included fees for tax compliance, tax advice and tax planning. Tax compliance consists of fees billed for professional services related to federal and state tax compliance.
(c)	Included fees for all other services other than those reported above.

The Audit Committee has adopted a policy relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to pre-approval procedures established by the Audit Committee. The Audit Committee pre-approved all services provided by Ernst & Young LLP during 2005.

Our Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to our company is compatible with maintaining the registered public accounting firm’s independence, and concluded that such independence has not been impaired.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF RENOVIS AS SET FORTH

IN THIS PROPOSAL NO. 2.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 1, 2006 by: (1) each of our directors; (2) each of our named executive officers (as listed on page 17); (3) by each person known by us based on publicly available records to be the beneficial owner of more than 5% of our outstanding common stock; and (4) all of our directors and executive officers as a group. As of March 1, 2006, we had 29,064,252 shares of our common stock outstanding.

Beneficial ownership is determined under SEC rules and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options, warrants or other rights that are currently exercisable or exercisable within 60 days of March 1, 2006, are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person except with respect to the percentage ownership of all directors and executive officers as a group. Unless indicated below, the address of each beneficial owner listed below is c/o Renovis, Inc., Two Corporate Drive, South San Francisco, California 94080.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage
Stockholders owning more than approximately 5%
Entities affiliated with Alta Partners(1)	1,666,112	5.73%
Entities affiliated with Glenhill Advisors(2)	1,885,000	6.49
Directors and Executive Officers
Corey S. Goodman, Ph.D.(3)	652,021	2.21
Michael G. Kelly, Ph.D.(4)	181,283	*
John C. Doyle(5)	181,886	*
Randall W. Moreadith, M.D., Ph.D.(6)	73,206	*
Dushyant Pathak, Ph.D.(7)	127,125	*
Tito A. Serafini, Ph.D.(8)	305,446	1.05
John P. Walker(9)	170,501	*
Bruce L.A. Carter, Ph.D.(10)	13,888	*
Nancy M. Crowell(11)	472,784	1.62
Anthony B. Evnin, Ph.D.(12)	1,340,170	4.61
John H. Friedman(13)	710,713	2.44
Judith A. Hemberger, Ph.D.(14)	11,110	*
Yasunori Kaneko, M.D.(15)	1,317,631	4.53
Edward E. Penhoet, Ph.D.(16)	1,811,597	6.22
All directors and officers as a group (15 persons)	7,419,563	24.46

*	Represents beneficial ownership of less than 1% of our common stock.
(1)

Represents: (a) 665,976 shares of common stock held by Alta BioPharma Partners II, LP; (b) 963,465 shares of common stock held by Alta California Partners II, LP; (c) 24,499 shares of common stock held by Alta Embarcadero BioPharma Partners II, LLC; and (d) 12,172 shares of common stock held by Alta Embarcadero Partners II, LLC. Alta Partners provides investment advisory services to several venture capital funds including Alta California Partners II, LP and Alta Embarcadero Partners II, LLC. Alta Partners II, Inc. provides investment advisory services to several venture capital funds including Alta BioPharma Partners II, LP and Alta Embarcadero BioPharma Partners II, LLC. The respective general partners, members, general partners and managing directors of Alta California Partners II, LP, Alta Embarcadero Partners II, LLC, Alta BioPharma Partners II, LP and Alta Embarcadero BioPharma Partners II, LLC

exercise sole voting and investment powers with respect to the shares owned by such funds. The principals of Alta Partners and Alta Partners II, Inc. disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein. Alta Partners and Alta Partners II, Inc. are venture capital firms that share an office. The address of Alta Partners and its affiliates is One Embarcadero Center, Suite 3700, San Francisco, California 94111.

(2)	Represents 1,885,000 shares of common stock held by entities affiliated with Glenhill Advisors. Glenn J. Krevlin is the managing member and control person of Glenhill Advisors, LLC. Glenhill Advisors, LLC is the managing member of each of Glenhill Capital Management, LLC and Glenhill Overseas Management, LLC. Glenhill Capital Management, LLC is an investment advisor to each of Glenhill Capital LP, Glenhill Concentrated Long Master Fund, LLC and Glenhill Concentrated Long Absolute Fund, LP, each of whom is a security holder of Renovis. Glenhill Overseas Management, LLC is an investment advisor to Glenhill Capital Overseas Master Fund, LP, a security holder of Renovis. The address of Glenhill Advisors is 598 Madison Avenue, 12th Floor, New York, New York 10022.
(3)	Represents: (a) 267,253 shares of common stock held by Dr. Goodman and the Goodman family trust; and (b) 384,768 shares of common stock Dr. Goodman has the right to acquire pursuant to options exercisable within 60 days of March 1, 2006, 131,530 shares of which would be subject to repurchase by Renovis, if so exercised.
(4)	Represents: (a) 39,966 shares of common stock held by Dr. Kelly, 13,935 shares of which are subject to repurchase by Renovis as of March 1, 2006; and (b) 141,317 shares of common stock Dr. Kelly has the right to acquire pursuant to options exercisable within 60 days of March 1, 2006, 50,764 shares of which would be subject to repurchase by Renovis, if so exercised.
(5)	Represents: (a) 38,415 shares of common stock held by Mr. Doyle; and (b) 143,471 shares of common stock Mr. Doyle has the right to acquire pursuant to options exercisable within 60 days of March 1, 2006, 39,330 shares of which would be subject to repurchase by Renovis, if so exercised.
(6)	Represents 73,206 shares of common stock Dr. Moreadith has the right to acquire pursuant to options exercisable within 60 days of March 1, 2006, none of which would be subject to repurchase by Renovis, if so exercised.
(7)	Represents: (a) 12,438 shares of common stock held by Dr. Pathak; and (b) 114,687 shares of common stock Dr. Pathak has the right to acquire pursuant to options exercisable within 60 days of March 1, 2006, 32,802 shares of which would be subject to repurchase by Renovis, if so exercised.
(8)	Represents: (a) 219,117 shares of common stock held by Dr. Serafini, his trust and the Serafini family trust, 25,926 shares of which are subject to repurchase by Renovis as of March 1, 2006; and (b) 86,329 shares of common stock Dr. Serafini has the right to acquire pursuant to options exercisable within 60 days of March 1, 2006, 47,502 shares of which would be subject to repurchase by Renovis, if so exercised.
(9)	Represents: (a) 100,840 shares of common stock held by Mr. Walker; (b) 58,610 shares of common stock Mr. Walker has the right to acquire pursuant to options exercisable within 60 days of March 1, 2006, 741 shares of which would be subject to repurchase by Renovis, if so exercised; and (c) 11,051 shares of common stock held by CentPharm, LLC. Mr. Walker is an Equity Manager of CentPharm, LLC. Mr. Walker disclaims beneficial ownership of the shares held by CentPharm, LLC except to the extent of his pecuniary interest therein.
(10)	Represents 13,888 shares of common stock Dr. Carter has the right to acquire pursuant to options exercisable within 60 days of March 1, 2006, none of which would be subject to repurchase by Renovis, if so exercised.
(11)	Represents: (a) 40,554 shares of common stock Ms. Crowell has the right to acquire pursuant to options exercisable within 60 days of March 1, 2006, none of which would be subject to repurchase by Renovis, if so exercised; (b) 24,637 shares of common stock held by Flagship Ventures-AGTC Advisors Fund, LP; and (c) 407,593 shares of common stock held by Flagship Ventures-Applied Genomic Technology Capital Fund, LP. Ms. Crowell is a retired partner of Flagship Ventures and was a founding General Partner of Flagship Ventures’ Applied Genomic Technology Capital. Flagship Ventures manages Applied Genomic Technology Capital Fund, LP and AGTC Advisors Fund, LP. Ms. Crowell disclaims beneficial ownership of the shares held by these entities except to the extent of her pecuniary interest therein.

(12)	Represents: (a) 36,110 shares of common stock Dr. Evnin has the right to acquire pursuant to options exercisable within 60 days of March 1, 2006, none of which would be subject to repurchase by Renovis, if so exercised; (b) 234,767 shares of common stock held by Venrock Associates; (c) 1,043,216 shares of common stock held by Venrock Associates III, LP; (d) 17,022 shares of common stock held by Venrock Entrepreneurs Fund III, LP; (e) 9,027 shares of common stock held by Venrock Entrepreneurs Fund, LP; (f) 4 shares of common stock held by Venrock Management III, LLC; (g) 20 shares of common stock held by Venrock Management, LLC; and (h) 4 shares of common stock held by VEF Management III, LLC. Dr. Evnin is a General Partner of Venrock Associates, a Member of Venrock Management III LLC, which is the General Partner of Venrock Associates III, LP, a Member of Venrock Management LLC, which is the General Partner of Venrock Entrepreneurs Fund, L.P., and a Member of VEF Management III LLC, which is the General Partner of Venrock Entrepreneurs Fund III, L.P. Dr. Evnin disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein.
(13)	Represents: (a) 36,110 shares of common stock Mr. Friedman has the right to acquire pursuant to options exercisable within 60 days of March 1, 2006, none of which would be subject to repurchase by Renovis, if so exercised; and (b) 674,603 shares of common stock held by Easton Hunt Capital Partners, LP. Mr. Friedman is the Managing Partner of Easton Hunt Capital Partners, LP. Mr. Friedman disclaims beneficial ownership of the shares held by Easton Hunt Capital Partners, LP except to the extent of his pecuniary interest therein.
(14)	Represents 11,110 shares of common stock Dr. Hemberger has the right to acquire pursuant to options exercisable within 60 days of March 1, 2006, none of which would be subject to repurchase by Renovis, if so exercised.
(15)	Represents: (a) 13,888 shares of common stock Dr. Kaneko has the right to acquire pursuant to options exercisable within 60 days of March 1, 2006, none of which would be subject to repurchase by Renovis, if so exercised; (b) 339,493 shares of common stock held by Skyline Expansion Fund, LP; (c) 76,230 shares of common stock held by Skyline Venture Partners II, LP; and (d) 888,020 shares of common stock held by Skyline Venture Partners Qualified Purchaser Fund II, LP. Dr. Kaneko is a co-Managing Director of Skyline Venture Management II, LLC, which is the General Partner of Skyline Venture Partners II, LP and Skyline Venture Partners Qualified Purchaser Fund II, LP. Dr. Kaneko is also a co-Managing Director of Skyline Venture Management II, LLC, which is the Managing Member of Skyline Expansion Fund Management, LLC, which is the General Partner of Skyline Expansion Fund LP. Dr. Kaneko disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein.
(16)	Represents: (a) 76,042 shares of common stock held by Dr. Penhoet; (b) 69,443 shares of common stock Dr. Penhoet has the right to acquire pursuant to options exercisable within 60 days of March 1, 2006, none of which would be subject to repurchase by Renovis, if so exercised; (c) 665,976 shares of common stock held by Alta BioPharma Partners II, LP; (d) 24,499 shares of common stock held by Alta Embarcadero BioPharma Partners II, LLC; (e) 963,465 shares of common stock held by Alta California Partners II, LP; and (f) 12,172 shares of common stock held by Alta Embarcadero Partners II, LLC. Dr. Penhoet is a Director of Alta BioPharma Management II, LLC, which is the general partner of Alta BioPharma Partners II, LP. He disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein. Dr. Penhoet does not have voting or dispositive power over the shares held by Alta Embarcadero BioPharma Partners II, LLC, Alta California Partners II, LP or Alta Embarcadero Partners II, LLC. The address of Dr. Penhoet is One Embarcadero Center, Suite 3700, San Francisco, California 94111.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and officers and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities of ours. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

To date, based solely on review of the copies of such reports furnished to us and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners have been met, except:

•	one Form 4 that was filed late by each of John P. Walker, Corey S. Goodman, Ph.D., Nancy M. Crowell, Anthony B. Evnin, Ph.D., John H. Friedman, Yasunori Kaneko, M.D., Edward E. Penhoet, Ph.D., Edward M. Scolnick, M.D., John C. Doyle, Michael G. Kelly, Ph.D., Randall W. Moreadith, M.D., Ph.D., Dushyant Pathak, Ph.D., Marlene F. Perry, William K. Schmidt, Ph.D., Tito A. Serafini, Ph.D., on February 16, 2005, to report annual option grants that were made on February 9, 2005; and

•	one Form 3 and one Form 4 that were filed late by Judith A. Hemberger, Ph.D., on September 21, 2005, in connection with her appointment to our Board of Directors on July 20, 2005 and to report an initial option grant that was made on July 20, 2005 in connection with such appointment.

CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

Set forth below is information regarding each of our executive officers as of March 1, 2006. Further information with regard to Dr. Goodman is presented under Proposal No. 1, above.

Name	Age	Position
Corey S. Goodman, Ph.D.	54	President, Chief Executive Officer and Director
Michael G. Kelly, Ph.D.	52	Senior Vice President, Research and Development
John C. Doyle	37	Vice President, Finance and Chief Financial Officer
Dushyant Pathak, Ph.D.	44	Vice President, Corporate Development
Marlene F. Perry	50	Vice President, Human Resources
Tito A. Serafini, Ph.D.	42	Vice President, Technology

Michael G. Kelly, Ph.D., has served as our Senior Vice President, Research and Development, since January 2006. He previously served as our Vice President, Drug Discovery from January 2003 to January 2006. He currently oversees our drug discovery and development efforts, including medicinal chemistry, in vitro and in vivo pharmacology, toxicology, preclinical development and our intellectual property function. During 2002, he served as Senior Director of Chemistry at NeoGenesis Pharmaceuticals, Inc., a biotechnology company. From 1999 to 2002, he was a Director of Research at Amgen Inc., a biotechnology company, and from 1992 to 1999, he was a Principal Scientist at Wyeth, a pharmaceutical company, and from 1982 was a senior chemist at Burroughs Wellcome, a pharmaceutical company. He is an inventor on more than fifty U.S. patents. Dr. Kelly received a B.S. in Chemistry from the University of Ulster at Coleraine and a Ph.D. in Chemistry from the University of Southampton and conducted postdoctoral research studies at the University of Michigan and the University of Nottingham.

John C. Doyle has served as our Vice President, Finance and Chief Financial Officer since August 2002. He currently oversees our investor and public relations functions, and provides oversight and direction for our financial operations and strategy. He previously served as Director of Finance from 1999 until he was appointed Vice President, Venture Finance in 2000 at Garage Technology Ventures, a venture capital investment bank. Prior to joining Garage Technology Ventures, Mr. Doyle was Controller of Tularik, Inc., a biotechnology company, from 1996 to 1999. Mr. Doyle managed financial reporting at Athena Neurosciences, Inc., a biotechnology company (acquired by Elan Corporation), during 1996 and was an auditor at Price Waterhouse LLP (now PricewaterhouseCoopers) from 1991 to 1996. Mr. Doyle is a Certified Public Accountant and received a B.S. in Business Administration from California Polytechnic State University, San Luis Obispo and an M.B.A. from the Haas School of Business at the University of California, Berkeley.

Dushyant Pathak, Ph.D., has served as our Vice President, Corporate Development since March 2003. He currently oversees corporate development, business development and program management. From 2000 to 2002, Dr. Pathak was Senior Vice President of Business Development and Strategic Planning at Centaur Pharmaceuticals, Inc., a biotechnology company. From 1999 to 2000, he was President & Chief Executive Officer of BioProtocol Inc., an information management company. From February to December 1999, Dr. Pathak was Senior Director of Corporate Development at Axys Pharmaceuticals, Inc., a biotechnology company (acquired by Applera Corp.), and from 1997 to 1999 he held various management positions at Arris Pharmaceutical Corporation, a biotechnology company, which subsequently merged to form Axys. From 1996 to 1997, Dr. Pathak worked in Corporate Planning at Chiron Corporation. From 1994 to 1995, Dr. Pathak was an Investment Associate at Connecticut Innovations, Inc., a venture capital firm. Dr. Pathak received a B.A. in Natural Science and Mathematics from Bennington College, an M.B.A. from the Haas School of Business at the University of California, Berkeley and a Ph.D. in Biochemistry, Molecular Biology and Cell Biology from Northwestern University and conducted post-doctoral research at Yale University.

Marlene F. Perry has served as our Vice President, Human Resources since July 2004. She currently oversees the development, implementation and administration of our company’s human resources functions and strategy. She served as Vice President of Human Resources, from 1999 to 2004, at SangStat Medical Corporation, a biotechnology company recently acquired by Genzyme Corporation. Prior to joining SangStat, Ms. Perry held various positions in human resources and finance during the preceding 20 years in the insurance industry. She received a B.S. in Statistics from California State University, Hayward and has taken continuing education courses in human resources, project management and strategic planning.

Tito A. Serafini, Ph.D., served as our Vice President, Discovery Research and Chief Discovery Scientist from July 2000 to January 2006, has served as our Vice President, Technology since January 2006 and is a co-founder of Renovis. He currently plays a key leadership role in a variety of scientific and corporate endeavors, including enhancing our preclinical and clinical pipeline, analyzing new opportunities for our research and development efforts, expanding our collaborations with academic centers, and representing our research and development efforts in corporate development and investor relations. From 1996 to 2000, Dr. Serafini was an Assistant Professor of Cell and Developmental Biology and Neurobiology in the Department of Molecular and Cell Biology at University of California, Berkeley. Dr. Serafini received a B.S. in Biochemistry from Case Western Reserve University and a Ph.D. in Biochemistry from Stanford University and was a postdoctoral fellow at the University of California, San Francisco.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued by us for the fiscal years ended December 31, 2005, 2004 and 2003 to or on behalf of our Chief Executive Officer, the four other most highly compensated executive officers and one other individual who would have been among the most highly compensated executive officers except that he was not serving as an executive officer as of December 31, 2005 (collectively referred to as our “named executive officers”).

Summary Compensation Table

		Annual Compensation($)				Long Term Compensation Securities Underlying Options/ SAR(#)(3)	All Other Compensation ($)
Name and Principal Position	Year	Salary (1)	Bonus(2)	Other Annual Compensation (3)
Corey S. Goodman, Ph.D. President and Chief Executive Officer	2005 2004 2003	420,000 385,000 335,000	164,000 145,000 120,000	67,062 71,994 65,999	(6) (6) (6)	140,000 — 391,110	11,184 11,046 7,161	(9) (9) (10)
Michael G. Kelly, Ph.D. Senior Vice President, Research and Development	2005 2004 2003	260,000 245,000 197,028	63,000 50,000 50,000	— — —		60,000 — 169,996	4,620 2,044 935	(9) (10) (10)
John C. Doyle Vice President, Finance and Chief Financial Officer	2005 2004 2003	257,000 235,000 195,000	60,000 50,000 15,850	129 44 —	(7) (7)	60,000 — 109,998	4,595 4,545 976	(9) (9) (10)
Randall W. Moreadith, M.D., Ph.D., Chief Medical Officer(4)	2005 2004 2003	279,975 110,385 —	30,000 — —	— 300 —	(7)	45,000 160,000 —	166,984 40,564 —	(11) (12)
Dushyant Pathak, Ph.D. Vice President, Corporate Development(5)	2005 2004 2003	247,000 230,000 159,792	58,000 50,000 —	— — —		40,000 — 119,999	4,541 4,571 736	(9) (9) (10)
Tito A. Serafini, Ph.D. Vice President, Technology	2005 2004 2003	252,000 245,000 200,000	51,000 50,000 35,000	— 1,669 1,718	(8) (8)	40,000 — 153,332	4,581 4,758 1,001	(9) (9) (10)

(1)	Includes amounts earned but deferred at the election of the executive, such as salary deferrals under Renovis’ 401(k) Plan.
(2)	Bonuses reflect payment by Renovis to the named executive officer during the year for such officer’s performance in the prior year.
(3)	Although not required under rules promulgated by the SEC, amounts are shown for any named executive officer with respect to certain “perquisites” (such as imputed interest on loans at or below market value rates), even if such amounts are less than (i) 10% of the sum of the amounts of salary and bonus for the named executive officer or (ii) $50,000.
(4)	Dr. Moreadith’s employment with Renovis began on August 8, 2004 at an annual base salary of $280,000. Dr. Moreadith’s employment with Renovis terminated effective December 16, 2005.
(5)	Dr. Pathak’s employment with Renovis began on March 6, 2003 at an annual base salary of $195,000.
(6)	Represents payments for transportation service.
(7)	Represents reimbursements in connection with our wellness benefit plan.
(8)	Represents amounts forgiven, including related taxes, in connection with a loan to Dr. Serafini in the amount of $3,600 at a 6.62% interest rate.
(9)	Represents term life insurance, supplemental life insurance and/or supplemental long-term disability insurance and matching contributions made in our common stock under the Renovis 401(k) Plan.
(10)	Represents term life insurance, supplemental life insurance and/or supplemental long-term disability insurance.
(11)	Represents severance pay, relocation, term life insurance, supplemental life insurance and/or supplemental long-term disability insurance.
(12)	Represents relocation, term life insurance, supplemental life insurance and/or supplemental long-term disability insurance.

Employment Agreements, Termination of Employment and Change of Control Arrangements

We have entered into an employment agreement with Corey Goodman, Ph.D., which provides that if Dr. Goodman’s employment is terminated by us without cause or by constructive termination (as defined below), at any time prior to a change of control or more than 13 months following a change of control of Renovis, then Dr. Goodman is entitled to the following severance benefits: six months salary, six months health benefits for Dr. Goodman and his dependents (such health benefits terminate on the date on which Dr. Goodman accepts employment with another employer that provides comparable benefits) and six months accelerated vesting of his stock options. In addition, if Dr. Goodman’s employment is terminated by us without cause or by constructive termination, at any time within 13 months following a change of control of Renovis, then Dr. Goodman is entitled to the following severance benefits: 18 months salary, 18 months health benefits for Dr. Goodman and his dependents (such health benefits terminate on the date on which Dr. Goodman accepts employment with another employer that provides comparable benefits), immediate vesting of his stock options and 18 months of outplacement services through a firm selected by us in our sole discretion at a cost not to exceed $30,000 (such services terminate on the date on which Dr. Goodman accepts employment with another employer). However, if Dr. Goodman accepts employment with our successor or acquiror on terms and conditions not less favorable than those contained in his employment agreement, he is not entitled to any severance benefits, unless at any time within 13 months following a change of control Dr. Goodman’s employment and his employment agreement are terminated by such successor or acquiror without cause or by constructive termination. In the event that any successor to our company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to more than 70% of the business and/or assets of our company or any of our subsidiaries fails to assume Dr. Goodman’s agreement prior to the effectiveness of any such succession, Dr. Goodman is entitled to the same severance benefits he would have received had there been a constructive termination of his employment at any time within 13 months following a change of control of Renovis, as described above.

We have also entered into employment agreements with our executive officers John Doyle, Michael Kelly, Ph.D., Dushyant Pathak, Ph.D., and Tito Serafini, Ph.D., and former executive officer Randall Moreadith, M.D., Ph.D. Each of these employment agreements provides that if such executive officer’s employment is terminated by us without cause or by constructive termination, at any time prior to a change of control or more than 13 months following a change of control of Renovis, then the executive is entitled to the following severance benefits: six months salary, six months health benefits for the executive and his dependents (such health benefits terminate on the date on which the executive accepts employment with another employer that provides comparable benefits) and six months accelerated vesting of his stock options. In addition, if the executive officer’s employment is terminated by us without cause or by constructive termination, at any time within 13 months following a change of control, then the executive is entitled to the following severance benefits: 12 months salary, 12 months health benefits for the executive and his dependents (such health benefits terminate on the date on which the executive accepts employment with another employer that provides comparable benefits), immediate vesting of his stock options and 12 months of outplacement services through a firm selected by us in our sole discretion at a cost not to exceed $20,000 (such services terminate on the date on which such executive officer accepts employment with another employer). However, if the executive accepts employment with our successor or acquiror on terms and conditions not less favorable than those contained in his employment agreement, the executive is not entitled to any severance benefits, unless at any time within 13 months following a change of control the executive’s employment is terminated by the successor or acquiror without cause or by constructive termination. In the event that any successor to our company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to more than 70% of the business and/or assets of our company or any of its subsidiaries fails to assume each executive officer’s agreement prior to the effectiveness of any such succession, then each such officer is entitled to the same severance benefits he or she would have received had there been a constructive termination of his or her employment at any time within 13 months following a change of control of Renovis, as described above.

Under the employment agreements, “constructive termination” generally means the executive’s resignation following: the delegation to the executive of duties or the reduction of the executive’s duties which substantially reduces the nature, responsibility or character of the executive’s position; a material reduction by Renovis or its successor in the executive’s base salary; a material reduction by Renovis or its successor in the kind or level of employee benefits or fringe benefits; the taking of any action by Renovis or its successor that would adversely affect the executive’s participation in any plan, program or policy generally applicable to employees of equivalent seniority; or if Renovis or its successor requires the executive to locate to a place more than 40 miles from its present headquarters.

Consistent with our employment agreement with Dr. Moreadith and our severance practice, in connection with Dr. Moreadith’s departure in December 2005, Dr. Moreadith received (i) payment in an amount equivalent to six (6) months of his gross base monthly salary, (ii) health benefits for six (6) months following termination, (iii) accelerated vesting with respect to options to purchase shares of our common stock such that an additional six (6) months of vesting was credited to such options, and (iv) outplacement services.

Stock Option Grants in 2005

The company grants options to its executive officers under the 2003 Stock Plan.

The following table sets forth the number and value of securities underlying options granted to our named executive officers during fiscal year 2005.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Option Granted(#)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise of Base Price ($/Sh)(3)	Expiration Date
					5%($)	10%($)
Corey S. Goodman, Ph.D.	140,000	20.27%	$11.70	02/08/2015	$1,029,773	$2,609,441
Michael G. Kelly, Ph.D.	60,000	8.69%	11.70	02/08/2015	441,331	1,118,332
John C. Doyle	60,000	8.69%	11.70	02/08/2015	441,331	1,118,332
Randall W. Moreadith, M.D., Ph.D.	45,000	6.52%	11.70	12/31/2006	330,998	838,749
Dushyant Pathak, Ph.D.	40,000	5.79%	11.70	02/08/2015	294,221	745,555
Tito A. Serafini, Ph.D.	40,000	5.79%	11.70	02/08/2015	294,221	745,555

(1)	Reflects the value of the stock option on the date of grant assuming (i) for the 5% column, a five-percent annual rate of appreciation in the company’s common stock over the ten-year term of the option and (ii) for the 10% column, a ten-percent annual rate of appreciation in the company’s common stock over the ten-year term of the option, in each case without discounting to net present value and before income taxes associated with the exercise. The 5% and 10% assumed rates of appreciation are based on the rules of the SEC and do not represent the company’s estimate or projection of the future common stock price. The amounts in this table may not necessarily be achieved.
(2)	Based on options to purchase 690,600 shares of the company’s common stock granted to employees in fiscal year 2005.
(3)	All options were granted at the fair market value at the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth the number and value of securities underlying options held as of December 31, 2005 by each of our named executive officers. Options shown as exercisable in the table below are immediately exercisable, but we have the right to purchase the shares of unvested common stock underlying some of these options upon termination of the holder’s employment with us.

			Option Values at December 31, 2005
			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End(1)
Name	Shares Acquired at Exercise(#)	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Corey S. Goodman, Ph.D.(2)	25,000	$307,500	358,519	110,834	$4,302,286	$399,002
Michael G. Kelly, Ph.D.(3)	—	—	126,942	47,500	1,490,968	171,000
John C. Doyle(4)	10,000	112,050	144,721	47,500	1,776,986	171,000
Randall W. Moreadith, M.D., Ph.D.(5)	4,000	24,430	86,468	—	606,645	—
Dushyant Pathak, Ph.D.(6)	—	—	108,542	31,667	1,340,256	114,001
Tito A. Serafini, Ph.D.(7)	37,036	455,543	80,184	31,667	878,323	114,001

(1)	These values have been calculated based on the $15.30 per share closing price of our common stock on the Nasdaq National Market on December 30, 2005 (the last trading date of our fiscal year), less the applicable exercise price per share, multiplied by the underlying shares, without taking into account any taxes that may be payable in connection with the transaction.
(2)	Subject to certain exceptions, 169,864 of the 358,519 shares of common stock underlying unexercised options would be subject to repurchase by us at the original purchase price if Dr. Goodman’s employment terminated before such shares were vested. See “Executive Compensation—Employment Agreements, Termination of Employment and Change of Control Arrangements.”
(3)	Subject to certain exceptions, 48,681 of the 126,942 shares of common stock underlying unexercised options would be subject to repurchase by us at the original purchase price if Dr. Kelly’s employment terminated before such shares were vested. See “Executive Compensation—Employment Agreements, Termination of Employment and Change of Control Arrangements.”
(4)	Subject to certain exceptions, 52,663 of the 144,721 shares of common stock underlying unexercised options would be subject to repurchase by us at the original purchase price if Mr. Doyle’s employment terminated before such shares were vested. See “Executive Compensation—Employment Agreements, Termination of Employment and Change of Control Arrangements.”
(5)	All of the 86,468 shares of common stock underlying unexercised options were fully vested as of December 31, 2005.
(6)	Subject to certain exceptions, 41,876 of the 108,542 shares of common stock issued upon the exercise of options by Dr. Pathak would be subject to repurchase by us at the original purchase price if Dr. Pathak’s employment terminated before such shares were vested. See “Executive Compensation—Employment Agreements, Termination of Employment and Change of Control Arrangements.”
(7)	Subject to certain exceptions, 30,957 of the 80,184 shares of common stock underlying unexercised options would be subject to repurchase by us at the original purchase price if Dr. Serafini’s employment terminated before such shares were vested. See “Executive Compensation—Employment Agreements, Termination of Employment and Change of Control Arrangements.”

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2005 for all of our equity compensation plans:

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	2,384,898	(3)	$6.48	(4)	2,056,155	(5)
Equity compensation plans not approved by security holders(2)	169,017		$9.61	(4)	—

(1)	The plans included are our Amended and Restated 2003 Stock Plan, Amended and Restated 2003 Equity Incentive Plan, 2000 Equity Incentive Plan and Employee Stock Purchase Plan. The Amended and Restated 2003 Stock Plan provides that, commencing January 15, 2005 and on each January 15 thereafter during the term of the Amended and Restated 2003 Stock Plan, the number of shares of common stock that may be issued or transferred pursuant to awards under the Amended and Restated 2003 Stock Plan shall be increased by a number equal to the least of (a) 1,055,555 shares, (b) 3.5% of our outstanding shares of common stock on such date or (c) a lesser amount determined by our Board of Directors. The Employee Stock Purchase Plan provides for an annual increase to the shares of common stock reserved under the Employee Stock Purchase Plan on each January 1, equal to the lesser of 194,444 or 0.75% of our outstanding shares on such date, or a lesser amount determined by our Board of Directors. We no longer grant awards under our 2000 Equity Incentive Plan and Amended and Restated 2003 Equity Incentive Plan, but stock option grants exercisable for 149,856 and 1,196,814 shares, respectively, were outstanding under these plans as of December 31, 2005.
(2)	The plans included are the Employment Inducement Options and our 2005 Employment Commencement Incentive Plan. The Employment Inducement Options and our 2005 Employment Commencement Incentive Plan did not require stockholder approval pursuant to NASDAQ Marketplace Rule 4350 (i)(1)(A)(iv). The 2005 Employment Commencement Incentive Plan expired on December 31, 2005. The Employment Inducement Options and our 2005 Employment Commencement Incentive Plan are discussed further in Note 12 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005.
(3)	Under our Employee Stock Purchase Plan, participants are permitted to purchase our common stock on certain dates within a pre-determined purchase period. Accordingly, the number of securities to be issued under this plan is not determinable or included in this column.
(4)	Represents the weighted average exercise price of outstanding stock options only.
(5)	Includes 625,759 shares available for issuance under our Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2005, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock or any member of such person’s immediate families had or will have a direct or indirect material interest other than arrangements described under the caption “Executive Compensation” and “Director Compensation” and the items described below.

Indemnification and Employment Agreements

As permitted by the Delaware General Corporation Law, we have adopted provisions in our Amended and Restated Certificate of Incorporation and Bylaws that authorize and require us to indemnify our officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. We have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance, if available on reasonable terms. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment or claim in certain circumstances.

We have also entered into change of control agreements, termination of employment agreements and/or employment agreements with our executive officers. See “Executive Compensation—Employment Agreements, Termination of Employment and Change of Control Arrangements.”

Stock Option Grants

We have granted stock options to purchase shares of our common stock to our executive officers and directors. See “Security Ownership of Certain Beneficial Owners and Management” and “Executive Compensation—Summary Compensation Table.”

Amended and Restated Investor Rights Agreement

We and certain of our stockholders are parties to an agreement under which such stockholders have registration rights with respect to their shares of common stock.

COMPENSATION COMMITTEE REPORT

From January 2005 to July 2005, the Compensation Committee comprised Ms. Crowell, Dr. Evnin, Mr. Friedman and Dr. Penhoet. From July 2005 through the end of fiscal year 2005, the Compensation Committee comprised Ms. Crowell, Dr. Evnin and Dr. Hemberger. Dr. Evnin was Chairman of the Compensation Committee. The Compensation Committee provides assistance to our Board of Directors by: designing and evaluating our compensation plans, policies and programs (especially those regarding executive compensation) and recommending these to our Board of Directors for approval; reviewing and approving the compensation of our Chief Executive Officer and other officers and directors; and assisting our Board of Directors in producing this annual report on executive compensation in accordance with applicable rules and regulations. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with any applicable requirements of the Sarbanes-Oxley Act of 2002, as well as Nasdaq and SEC rules and regulations.

Compensation Philosophy

The Compensation Committee designs our executive compensation with the following overall objectives:

•	attract, retain and motivate key executive talent;

•	encourage high performance;

•	promote accountability;

•	align executive incentives with the interests of stockholders; and

•	remain competitive with companies that seek similarly qualified executives.

Executive compensation comprises three components:

•	base salaries competitive with peer biotechnology companies;

•	annual variable compensation or bonuses designed to encourage executives to focus on the achievement of specific and pre-set annual corporate goals as well as individual performance goals and reward them for their impact on such achievement; and

•	long-term equity based incentives in the form of stock awards, to align the interests of management and stockholders and reward management for performance on longer-term strategic objectives which benefits our stockholders.

Renovis strives to provide a total compensation package to its executives that is competitive in the marketplace, recognizes individual performance and provides opportunities to earn rewards based on achievement of short-term and long-term individual and corporate objectives. In biotechnology companies like Renovis, many traditional measures of corporate performance, such as earnings per share or sales growth, do not readily apply in measuring performance of executives. Accordingly, the Compensation Committee does not use profitability measures as a significant factor in reviewing executives’ performance and determining executive compensation. Instead, the Compensation Committee evaluates other indications of performance, such as progress of Renovis’ research and development programs and corporate development activities, as well as Renovis’ success in securing capital sufficient to support its research and development activities. These considerations necessarily involve an assessment by the Compensation Committee of individual and corporate performance. In addition, total compensation paid by Renovis to its executive officers is designed to be competitive with compensation packages paid to the management of peer companies in the biotechnology industry. Toward that end, the Compensation Committee may review both independent survey data, as well as data gathered internally.

This report is submitted by the Compensation Committee and addresses the compensation policies for 2005 as such policies affected Dr. Goodman, in his capacity as Chief Executive Officer of Renovis, and the other executive officers of Renovis.

Base Salary

Base salary ranges are reviewed annually and adjustments are made at the beginning of the fiscal year to reflect changes in job description or responsibilities or market conditions. When establishing or reviewing compensation levels for each executive officer, the Committee considers several factors, including the qualifications of the executive, his or her level of relevant experience, specific operating roles and duties, strategic goals for which the executive has responsibility and the executive’s individual performance.

Each year the Compensation Committee reviews surveys of proxy statement data and independent compensation surveys and compares salary levels of its executive officers with those of comparable positions in peer biotechnology companies in order to determine the competitiveness of Renovis’ base salaries for its executive officers. In setting annual base salaries, the Compensation Committee also reviews and evaluates the performance of the department or activity for which the executive has responsibility, the impact of that department or activity on Renovis and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for peer executives both inside and outside Renovis. Adjustments to each individual’s base salary are made in connection with annual performance reviews. The level of salaries paid to Renovis’ executive officers also takes into account the progress of research and development activities during the year, success in entering into significant agreements with collaborators, as well as an evaluation of the individual performance and contribution of each executive to Renovis’ performance for the year. Particular emphasis is placed on the individual officer’s level of responsibility for and role in meeting Renovis’ research and development, clinical development, corporate development and strategic, technological and financial objectives.

Variable Compensation (Bonuses)

For 2005, cash bonuses were awarded to company executives on a discretionary basis within established guidelines following our fiscal year-end, and were based on the achievement of corporate and individual goals set by our Board of Directors and Chief Executive Officer at the beginning of the year, as well as the financial condition of Renovis. Each executive officer had a target bonus opportunity that was set by the Compensation Committee for 2005. The Compensation Committee set target bonus opportunities for the executive officers, calculated as a percentage of base salary. For 2005, the Chief Executive Officer’s target bonus opportunity was 50% of base salary; the Chief Medical Officer’s, Chief Financial Officer’s and Vice President, Drug Discovery’s target bonus opportunity was 35% of base salary; and the other executive officers’ target bonus opportunity was 30% of base salary. Actual bonus awards granted for 2005 and paid in January 2006 were $191,100 (Dr. Goodman), $93,958 (Dr. Kelly), $61,391 (Mr. Doyle), $84,700 (Dr. Moreadith), $62,724 (Ms. Perry), $67,246 (Dr. Pathak), $61,137 (Dr. Schmidt) and $70,497 (Dr. Serafini).

Our Corporate Bonus Plan, or the Bonus Plan, will govern bonus awards to the company’s executive officers for performance during fiscal year 2006. Under the Bonus Plan, cash bonuses, if any, will be based on both the achievement of specified individual and corporate goals as well as a review of personal performance, which is determined by the Compensation Committee. The target cash bonus opportunity for the executive officers and for the Chief Executive Officer ranges from 35% to 50% of base salary, with actual bonus awards determined by the Committee in accordance with terms of the Bonus Plan. Actual bonuses will be based on the achievement of objective company and individual performance goals and may be higher or lower than targeted amounts according to a pre-determined formula that will be applied by the Compensation Committee. The objective company performance goals will be based on meeting certain objectives with respect to our financial performance, identification of new product candidates for preclinical development and completion of collaborations with respect to current or potential product candidates, as well as other company performance goals to be determined by the Compensation Committee. Our Board of Directors and Compensation Committee reserve the right to modify these goals, amounts and criteria at any time.

Stock Options

Renovis has used the grant of stock options under the 2003 Stock Plan and the grant of the Employment Inducement Options to underscore the common interests of stockholders and management. Options granted to executive officers are intended to provide a continuing financial incentive to maximize long-term value to stockholders and to make each executive’s total compensation opportunity competitive. In addition, because stock options generally become vested over a period of several years, options encourage executives to remain in the long-term employ of Renovis. In determining the size of an option to be granted to an executive officer, the Committee takes into account an officer’s position and level of responsibility within Renovis, the officer’s existing stock and option holdings, and the potential reward to the officer if the stock price appreciates in the public market. Stock options grants are intended to align the interests of executives with the interests of the stockholders in our long-term performance. The Compensation Committee developed guidelines for executive stock option grants, in consultation with an independent compensation consultant. The guidelines are based upon:

•	analysis of long-term incentive awards based on each individual executive’s position;

•	responsibilities, performance and contribution to the achievement of our long-term goals; and

•	competitive stock option data from peer biotechnology companies.

In addition, the Compensation Committee reviews the equity position of all executive officers on an annual basis and awards new stock options to executive officers periodically based on the guidelines described above. Stock options granted to our executive officers during the 2005 fiscal year are described under the caption “Executive Compensation—Stock Option Grants in 2005.” In addition, the Compensation Committee has authorized the grant of options to our executive officers during the 2006 fiscal year.

Executive Officer Compensation and Chief Executive Officer’s Compensation

The determination by the Compensation Committee of the Chief Executive Officer’s remuneration is based upon methods consistent with those used for other executive officers. The Compensation Committee considers each officer’s performance relative to his or her individual goals and objectives set for each fiscal year as well as achievement by the company of overall corporate goals for the year.

In setting certain elements of compensation payable for the 2005 fiscal year to our Chief Executive Officer, Dr. Goodman, and our other executive officers, the Compensation Committee reviewed the importance of each executive officer’s individual achievement in meeting Renovis’ goals and objectives set during the prior fiscal year as well as the overall achievement of the goals by the entire company. These goals included the progress in Renovis’ research and clinical development programs and the acquisition of additional funding for our operations.

Specifically, the Compensation Committee concluded that Renovis successfully achieved its objectives through:

•	securing a new corporate partnership;

•	raising additional financing;

•	advancing internal research and development programs; and

•	continuing to build the company’s intellectual property portfolio.

Based on its review of the company’s performance in 2005 the Compensation Committee concluded that the overall corporate goals for the year were substantially achieved. In addition to assessing performance against specific goals, the Compensation Committee considers certain qualitative criteria including leadership qualities and management skills, as exhibited by innovations, time and effort devoted to Renovis and other general considerations in determining appropriate compensation of the executive officers, including the Chief Executive Officer.

In determining Dr. Goodman’s 2005 compensation, the Compensation Committee considered Dr. Goodman’s overall compensation package as compared with other chief executive officers in peer biotechnology companies and his existing equity position, as well as the effectiveness of Dr. Goodman’s leadership of Renovis and the resulting success of our company in the attainment of its goals.

Based on this review, the Compensation Committee increased Dr. Goodman’s salary to $420,000 for 2005 from $385,000 in 2004. The Compensation Committee has increased Dr. Goodman’s salary to $441,000 for 2006. Dr. Goodman is eligible to participate in the same executive compensation plans available to our other executive officers. Stock options granted to our executive officers, including Dr. Goodman, during the 2005 fiscal year are described under the caption “Executive Compensation—Stock Option Grants in 2005.” In addition, the Compensation Committee has authorized the grant of options to our executive officers, including Dr. Goodman, during the 2006 fiscal year. The Compensation Committee in February of 2005 approved a bonus of $164,000 to Dr. Goodman for services performed in 2004.

The Compensation Committee believes that the continued commitment and leadership of our executive officers through fiscal year 2005 were and continue to be important factors in the success of our company.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders.

The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be “performance-based” and are, therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under Renovis’ cash compensation programs, including the Bonus Plan, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, Renovis’ compensation philosophy and Renovis’ best interests.

Internal Revenue Code Section 162(m)

Under Section 162(m) of the Internal Revenue Code, the amount of compensation paid to certain executives that is deductible with respect to our corporate taxes is limited to $1,000,000 annually. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, our ability to obtain a corporate tax deduction for compensation paid to our executive officers to the extent consistent with the best interests of our company and our stockholders.

COMPENSATION COMMITTEE

Anthony B. Evnin, Ph.D., Chairperson(1)

Nancy M. Crowell(2)

Judith A. Hemberger, Ph.D.(3)

(1)	A member since August 9, 2000
(2)	A member since November 12, 2002
(3)	A member since July 20, 2005

The Compensation Committee report on executive compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under these acts.

AUDIT COMMITTEE REPORT

Our Audit Committee was established on October 16, 2003 and our Board of Directors adopted its Audit Committee charter on October 16, 2003. During fiscal year 2005, the Audit Committee comprised Dr. Kaneko and Messrs. Friedman and Walker. Dr. Kaneko is Chairman of the Audit Committee. The Audit Committee assists our Board of Directors with its oversight responsibilities (i) regarding the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of our internal audit function, if any, and our independent registered public accountants. Our Board of Directors has determined that all members are financially literate as required by the National Association of Securities Dealers.

Dr. Kaneko is our Audit Committee financial expert under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. We believe that the composition of our Audit Committee meets the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002, as well as Nasdaq and SEC rules and regulations. All of the members of the Audit Committee were and are “independent” directors, as determined in accordance with Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.

Our Audit Committee Charter is located on our website at www.renovis.com in the section titled, “Investors” under the subsection titled, “Corporate Governance.”

The company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The independent registered public accountant is responsible for reporting on management’s assessment of the effectiveness of the company’s internal control over financial reporting, and for providing its own report on the effectiveness of internal control over financial reporting. The independent registered public accountant is also responsible for performing an independent audit of the company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to oversee the accounting and financial reporting processes of the company and the audits of the internal controls and financial statements of the company pursuant to the Audit Committee’s written charter.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements and management’s report on internal control over financial reporting in our Annual Report and discussed such statements with management. The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans of their audits. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the company’s internal control, including internal control over financial reporting; and the overall quality of the company’s financial reporting.

The following is the Audit Committee’s report submitted to the Board of Directors for the fiscal year ended December 31, 2005:

(1) The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations.

(2) The Committee also reviewed management’s report on its assessment of the effectiveness of the company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of the company’s internal control over financial reporting.

(3) The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors that firm’s independence from Renovis.

(4) The Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to Renovis is compatible with maintaining the auditors’ independence and concluded that such independence has not been impaired.

Based on the reports and discussions described above, the Audit Committee recommended to our Board of Directors (and our Board of Directors has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

AUDIT COMMITTEE

Yasunori Kaneko, M.D., Chairperson(1)

John H. Friedman(2)

John P. Walker(3)

(1)	A member since October 16, 2003
(2)	A member since June 16, 2004
(3)	A member since June 16, 2004

The Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under these acts.

STOCK PERFORMANCE GRAPH

The following graph and related table compare the cumulative stockholder return on our common stock with the cumulative total return of the Nasdaq Composite Index (Nasdaq) and the Nasdaq Biotechnology Index (Nasdaq Biotech) for the period beginning on February 4, 2004, the date of our initial public offering, and ending on December 31, 2005. The stock price performance on the graph below is not necessarily indicative of future price performance, and we do not make or endorse any predictions as to future stockholder returns.

The following graph and related table assumes that $100.00 was invested on February 4, 2004, the date of our initial public offering, in our common stock or the designated index, including reinvestment of dividends. We have not declared or paid any dividends on our common stock.

Summary Cumulative Total Return Table

	2/5/2004	3/31/2004	6/30/2004	9/30/2004	12/31/2004	3/31/2005	6/30/2005	9/30/2005	12/31/2005
Renovis, Inc.	$100	$85	$76	$67	$120	$67	$127	$113	$128
Nasdaq Composite	$100	$99	$102	$94	$108	$99	$102	$107	$109
Nasdaq Biotechnology Index	$100	$101	$99	$93	$100	$84	$90	$102	$103

The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under these acts.

OTHER INFORMATION

Other Matters at the Meeting

We do not know of any matters to be presented at the annual meeting other than those mentioned in this proxy statement. If any other matters are properly brought before the annual meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

Annual Report on Form 10-K; Available Information

We have filed with the SEC an Annual Report on Form 10-K. Each stockholder receiving this proxy statement will also be provided with a copy of our Annual Report to Stockholders. We will provide without charge a copy of our Amended and Restated 2000 Equity Incentive Plan, Amended and Restated 2003 Equity Incentive Plan, Amended and Restated 2003 Stock Plan, 2006 Employment Commencement Incentive Plan, Employee Stock Purchase Plan, Employment Inducement Options and/or our Annual Report on Form 10-K upon written request to our Chief Financial Officer. Copies of exhibits to our Annual Report on Form 10-K are available from us upon reimbursement of our reasonable costs in providing these documents and written request to our Secretary. Please address requests for these documents to: Chief Financial Officer, Renovis, Inc., Two Corporate Drive, South San Francisco, California 94080. Our filings with the SEC may be inspected at the offices of the SEC located in Washington, D.C. Documents filed electronically with the SEC may also be accessed through the website maintained by it at www.sec.gov.

Stockholder Proposals for 2007 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals to us in a timely manner. In order to be so included for the 2007 annual meeting of stockholders, stockholder proposals must comply with the requirements of Rule 14a-8 and must be received by us no later than January 8, 2007, unless the meeting date is before May 6, 2007 or after July 5, 2007, in which case a reasonable time before we begin to print and mail our proxy materials. In addition, our Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by our Secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2007 annual meeting of stockholders, such a proposal must be received by us after February 5, 2007 but no later than March 7, 2007. If the date of the annual meeting is more than 30 days earlier or more than 30 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Except as otherwise provided by law, the chairman of the meeting may disregard any stockholder proposal if the chairman determines that it is not made in compliance with the applicable notice provisions. If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, we need not present the proposal for a vote at such meeting.

By order of the Board of Directors

Alan C. Mendelson
Secretary

South San Francisco, California

April 25, 2006

APPENDIX A

April 25, 2006

Dear Stockholder:

Please join us for the 2006 Annual Meeting of Stockholders of Renovis, Inc. The meeting will be held on June 5, 2006 at 1:00 p.m. Pacific time at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California.

At this year’s meeting, you will have the opportunity to elect two directors, approve the appointment of our independent registered public accounting firm, and transact any other business properly presented at the meeting, as more fully described in the accompanying Proxy Statement. If you owned shares of common stock at the close of business on April 13, 2006, you will be entitled to vote at the Annual Meeting. In addition, you will have the opportunity to hear what has happened to our business in the past year and to ask questions. Additional information about the items of business to be discussed at our Annual Meeting is given in the enclosed Proxy Statement. You will find other detailed information about Renovis and our operations in the enclosed package which includes Renovis’ Annual Report on Form 10-K for 2005, which contains our audited financial statements.

We hope you can join us on June 5, 2006. If you are planning to attend, please send an e-mail to ir@renovis.com so that we may include you on the attendance list. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.

Sincerely,

Corey S. Goodman, Ph.D.
President, Chief Executive Officer and Director

Two Corporate Drive

South San Francisco, CA 94080

tel: 650/266-1400

fax: 650/266-1505

www.renovis.com

This Proxy is Solicited on Behalf of the Board of Directors

Renovis, Inc.

2006 Annual Meeting of Stockholders

The undersigned hereby appoints Corey S. Goodman, Ph.D., and John C. Doyle as proxies, with the power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all the shares of stock of Renovis, Inc., a Delaware corporation, standing in the name of the undersigned with all powers which the undersigned would have if present at the Annual Meeting of Stockholders to be held on June 5, 2006, at 1:00 p.m. Pacific time and at any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could so act if personally present thereat, as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no selection is made, this proxy will be voted FOR proposals 1 and 2.

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1.	Election of Class III Directors:	01 Anthony B. Evnin, Ph.D. 02 Judith A. Hemberger, Ph.D.	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year 2006		☐ For ☐ Against ☐ Abstain

In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the 2006 Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the above nominees are unable to serve.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. If you have any questions, call John C. Doyle at (650) 266-1400.

Address Change? Mark Box ☐ Indicate changes below: ☐ Plan to attend	Date

Signature(s) in Box

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.